Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Appoints Thomas M. White to the Board

DOWNERS GROVE, IL. – Thursday, February 2, 2006 – FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products, today announced the appointment of Thomas M. White to its Board of Directors and Audit Committee.

Mr. White is the Senior Vice President, Chief Financial Officer and Treasurer of Hub Group, Inc. Prior to joining the Hub Group in June 2002, Mr. White was a partner with Arthur Andersen, where he worked since 1979. Mr. White received a Master’s degree in Industrial Administration from Purdue University in 1985 as well as a Bachelor of Business Administration degree in Accountancy from Western Michigan University in 1979 and is a Certified Public Accountant. Mr. White presently serves on the board of directors of Landauer, Inc. for which he also serves as a member of the audit and compensation committees. Mr. White also serves on the board of directors of the Marianjoy Foundation in Wheaton, Illinois.

“We are pleased to welcome Tom to the Board.  We believe his experience and background will be a great addition to the Audit Committee and to the Board as a whole,” stated Peter J. Nolan, Chairman of the Board and Managing Partner of Leonard Green & Partners, L.P.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail floral locations in the U.S. floral retail market. The business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among the Company’s principal target market of U.S. consumers between the ages of 25 and 64, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops, globally. The Company conducts its business through two operating segments. The Consumer Segment, primarily through the www.FTD.COM Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S. The Florist Segment provides a comprehensive suite of products and services to enable the network of approximately 20,000 FTD members to send and deliver floral orders.

3113 Woodcreek Drive • Downers Grove, IL 60515

Main Phone: (630) 719-7800 • www.FTD.COM

This suite of products and services is designed to promote revenue growth and enhance the operating efficiencies of FTD members.

###